EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cassco Ice and Cold Storage, Inc.:

     We consent to the inclusion of our report dated July 24, 1998, with respect to the balance sheets of Cassco Ice and Cold Storage, Inc. as of June 27, 1998 and June 28, 1997 and the related statements of earnings, shareholder's equity, and cash flows for the years then ended, which report appears in Amendment No. 2 to Registration Statement No. 333-60627 on Form S-1 of Packaged Ice, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

                                           /s/ KPMG LLP
                                               KPMG LLP

Richmond, Virginia
January 4, 1999